Exhibit 10.1

The Supermarket REITSM

EQUITY ONE, INC.

May 26, 2005

Mr. Alan Merkur
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

Re: Employment Agreement

Dear Alan:

On behalf of Equity One, Inc. (the “Company”), I am pleased to offer you continued employment, on an at-will basis, with the Company on the following terms and conditions:

Position	Senior Vice President, Director of Transactions

Term
Three years, ending on March 31, 2008; Automatically renewable for successive one year terms unless either party advises the other as to its intent in writing not to renew at least 90 days prior to termination.

Duties	Shall report to the President of the Company and have duties reasonably assigned by the President and consistent with your present duties.

Base Salary
$225,000 with annual increases on or before April 1 of each year of the greater of (i) the annual Consumer Price Index as determined by the United States Department of Labor for the year immediately preceding each such April 1st, or (ii) 3%.

Bonus
A target bonus of 40% of your then Base Salary (“Bonus Amount”), with performance targets (“Targets”) determined by the Compensation Committee; for achieving less than 50% of the Targets, you will not be entitled to any bonus; for achieving from 50% to less than 100% of the Targets, you be entitled to one-half of the Bonus Amount; for achieving from 100% to less than 150% of the Targets, you will be entitled to the Bonus Amount; for achieving from 150% to less than 200% of the Targets, you will entitled to one and one-half of the Bonus Amount; and for achieving 200% or more of the Targets, you will be entitled to two times the Bonus Amount.

Incentive Comp.	An option to purchase 90,000 shares at an exercise price of $20.59, vesting pro rata over 3 years and a 10-year term pursuant to the Company’s standard Stock Option Agreement.

15,000 shares of restricted stock with 3-year, pro rata vesting on 3/31/06 (short first period), 3/31/07, and 3/31/08 pursuant to the Company’s standard Restricted Stock Agreement.

Signing Bonus	Make whole payment for base salary from April 1, 2005 (i.e., a $2,560.12 supplemental payment)

Miscellaneous	Auto allowance of $500 per month plus other customary perquisites.

Other Benefits	Entitled to participate in benefit plans established from time to time (health, medical, 401(k), etc.).

Termination and Severance

Termination for “cause” - No severance. Base Salary through termination date; for purposes hereof, “cause” shall mean:

(1) The breach by you of any material terms of your employment and failure to cure such breach within 30 days of notice (termination to be effective 90 days following the end of such 30-day period);

(2) Your arrest and conviction for a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs, after all appeals; or

(3) Your commission or participation in an act of fraud or dishonesty against the Company that is materially injurious to the Company.

Termination without “cause” or Death or Disability - Base Salary and pro rata bonus (based on prior year’s annual bonus) through date of termination, death or disability, plus a one time, lump sum payment of 1 times Base Salary and prior year’s annual bonus as severance and all options and restricted stock shall immediately vest.

Termination or resignation within one year following Change of Control - Base Salary and pro rata bonus (based on prior year’s annual bonus) through date of termination or resignation, plus a one time, lump sum payment of 2 times Base Salary and prior year’s annual bonus as severance and options and restricted stock vest. “Change of Control” shall be defined in accordance with the Company’s 2000 Executive Incentive Compensation Plan but shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events leading to a Change of Control, Chaim Katzman becomes or remains Chairman of the Board or Chief Executive Officer of the Successor Employer (as hereinafter defined). For purposes hereof, the term “Successor Employer” shall mean the Employer, the reorganized, merged or consolidated Employer, or the acquiror (through merger or otherwise) of all or substantially all of the business and operations of the Employer, as the case may be.

Please acknowledge your acceptance and agreement to the above-specified terms by signing where indicated below.

Very truly yours,

/s/ Doron Valero

Doron Valero
President and Chief Operating Officer

Agreed and Accepted on this
26th day of May 2005:

/s/ Alan Merkur
_____________________________
Alan Merkur